Exhibit 21

Subsidiaries of Registrant

Set forth below is a list of subsidiaries of American Real Estate Partners, L.P. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Entity	Jurisdiction of Formation
American Real Estate Holdings Limited Partnership	Delaware

American Real Estate Finance Corp.	Delaware

American Entertainment Properties Corp.	Delaware

American Casino & Entertainment Properties LLC	Delaware

American Casino & Entertainment Properties Finance Corp.	Delaware

AREP Oil & Gas LLC	Delaware

AREP Sands Holding LLC	Delaware

Aretex LLC	Delaware

Arizona Charlie’s, LLC	Nevada

Bayswater Development LLC	Delaware

The Bayswater Group LLC	Delaware

Charlie’s Holding LLC	Delaware

Fresca, LLC	Nevada

Mid River LLC	Delaware

National Energy Group, Inc.	Delaware

National Offshore LP	Delaware

National Onshore LP	Delaware

New Seabury Properties, L.L.C.	Delaware

Stratosphere Corporation	Delaware

Stratosphere Gaming Corp.	Delaware

Vero Beach Acquisition LLC	Delaware